EXHIBIT 10.1

9 September 2020

David Gryska

Dear David

GW Pharmaceuticals plc (the "Company")

I am writing to record the terms of your appointment as a non-executive Director of, GW Pharmaceuticals plc ("GW").  These terms will take effect on 9th September 2020 and will continue until terminated by either party giving to the other not less than 3 months' prior written notice or as provided for in paragraph 1 below.

1.	Appointment
(a)

Your appointment as a non-executive Director of GW is subject to the Articles of Association of GW. Your appointment as a Director will be subject to the usual rules requiring your appointment and re-appointment to be approved by shareholders. Your appointment as a non-executive Director will automatically terminate without any entitlement to compensation if you:

(i)	are removed from office by a resolution of the shareholders;
(ii)	are not re-elected to office; or
(iii)	cease to be a director by reason of your vacating office pursuant to any provision of the Company's Articles of Association.
(b)	The Company may terminate your appointment with immediate effect if you:
(i)	commit any act, whether or not in the course of your duties for the Company, which tends to bring you or the Company or Group into disrepute;
(ii)	commit a material breach of your obligations under this letter;
(iii)

commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common law);

(iv)	are declared bankrupt or have made an arrangement with, or for the benefit of, your creditors, or if a county court administration order is made against you under the County Court Act 1984;
(v)	are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed);
(vi)	are unavailable to perform your duties under your appointment for 6 months consecutively or in aggregate in any period of one year; or
(vii)	you are disqualified from holding office as a Company director.
(c)

During any period of notice in accordance with this agreement, the Company may at its absolute discretion ask you not to attend any Board or General meetings or to perform any other services on its behalf.

(d)

Non-executive directors on the GW Board are typically expected to serve two three-year terms but you may be invited by the Company to serve for an additional period on the Board. Any term renewal is subject to Board review and GW AGM re-election. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board, either annually or after any three-year period.

(e)

Upon the ending of your appointment for any reason, you will resign in writing from your statutory office as Director of the Company at the request of the Company, without any claim for compensation (other than for accrued and unpaid fees due under this letter), from all directorships and other offices held by you in the Company and any other member of the Group and from all trusteeships held by you of any pension scheme or other trusts established by any member of the Group.  Should you fail to do so, you irrevocably appoint any member of the Board as your attorney in your name and on your behalf to sign any documents and take such other steps as are necessary to give effect to those resignations.

2.	Time commitment
(a)

You will be expected to devote such time as is necessary for the proper performance of your duties, and you should be prepared to spend at least 12 days per annum attending meetings representing the Company business interests. You are expected to attend GW Board Meetings as and when they are held.  In connection with attendance at the meetings, you will exercise such functions that are specifically delegated to you from time to time by the Board.

(b)	You will also be required to sit on the Audit Committee of the GW Board.

(c)

We expect this role to involve your attendance at a minimum of five GW Board meetings, and six Audit Committee meetings per annum. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend these meetings.

(d)

Additional time may be required, on an ad-hoc basis, to attend meetings to deal with certain GW Board and sub-committee matters as they arise.  The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times, it may be necessary to convene additional GW Board, committee or shareholder meetings.

(e)

In accepting this role you are deemed to undertake that you have sufficient time available to commit to the proper performance of this role. Prior to acceptance of the role you will be required to provide to the Company Secretary details of your other Board appointments and significant commitments with a broad indication of the time involved and will be required to update the Company Secretary from time to time of any changes to these commitments.

3.	Remuneration and expenses
(a)

Your fee for participation will be $60,000 per annum and will be subject to any deduction required by law.  This will be paid monthly in arrears in equal instalments.  You are not eligible for any other benefits.

Your fee as a member of the Audit Committee will be $10,000 per annum

Additional fees may be payable in future if you are asked to become a member of the other Board sub-committees or if you are asked to take up the role of Chair of any of these committees.

(b)

Your fees will be reviewed from time to time by the GW Board. It is our current practice to review these fees at the end of each calendar year although such review does not imply nor guarantee any increase.

(c)	You will not be entitled to participate in any Group pension scheme.
(d)

You will not be entitled to any other fees or benefits except as provided for in this letter, nor on termination will you be entitled to any compensation for loss of office except such fees as may have accrued to the date of termination (if any).

(e)

You will be eligible to participate in the GW Pharmaceuticals Long Term Incentive Plan. Grants of equity based incentives under the terms of this scheme are made at the discretion of the Board, usually on an annual basis.

(f)

You will be reimbursed for all reasonable out-of-pocket expenses properly incurred by you on Company business, including costs associated with you attending UK Board, Committee and General Meetings. Reimbursement would include the reasonable cost of obtaining legal advice, if circumstances should arise where it was necessary for you to seek such advice separately, about your responsibilities as a non-executive director of the Company although you should initially raise any such concerns with the Chairman of the Company. This advice should be obtained, and reimbursement will only be made, in accordance with any formal procedure for directors to take independent professional advice adopted from time to time by the Company and a copy of the current version will be supplied to you. Claims for reimbursement should be accompanied by evidence of expenditure.

4.	Insurance

The Company will, at its expense, provide you with director's and officer's liability insurance, subject to the provisions governing such insurance and on such terms as the Board may from time to time decide (including but not limited to terms relating to the level of cover, deductibles, caps, exclusions and aggregate limits) and subject to the obtaining of insurance at reasonable rates of premium.  No undertaking is given regarding the continuation of this insurance, other than that you will be covered for as long as it remains in place for the directors of the Company. A copy of the current policy is available upon request from the Company Secretary.  The risks covered and time limitations are subject to the terms of the policy as amended from time to time.  Insurance cover will not extend to loss due to fraud, dishonesty, wilful default or criminal behaviour.

5.	Duties
(a)

You will be expected to perform your duties, whether statutory, fiduciary or common-law, faithfully, efficiently and diligently to a standard commensurate with both the functions of your role and your knowledge, skills and experience.

(b)

You will exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006. You are also required to comply with the requirements of the U.S. Securities and Exchange Commission and Nasdaq, including the independence standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended and the independence and audit committee qualification requirements set forth under Rule 5605 of the Nasdaq Listing Rules.

(c)	You will be advised by the Company Secretary where these differ from requirements in the UK.

(d)	You will have particular regard to the general duties of directors as set out in Part 10, Chapter 2 of the Companies Act 2006, including the duty to promote the success of the company:

"A director of a company must act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to -

(a)	the likely consequences of any decision in the long term,
(b)	the interests of the company's employees,
(c)	the need to foster the company's business relationships with suppliers, customers and others,
(d)	the impact of the company's operations on the community and the environment,
(e)	the desirability of the company maintaining a reputation for high standards of business conduct, and
(f)	the need to act fairly as between members of the company."
(e)	In your role as non-executive director you will be required to:
•	constructively challenge and help develop proposals on strategy;
•	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;
•	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;
•	satisfy yourself that the company is in substantial compliance with relevant laws and regulations
•

take opportunities such as attendance at general and other meetings, to understand shareholder concerns and to meet with key customers and members of the workforce from all levels of the organisation to have an understanding of the business and its relationships with significant stakeholders;

•	determine appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing executive directors, and in succession planning;

•	devote time to developing and refreshing your knowledge and skills;
•	uphold high standards of integrity and probity and support me and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;
•	insist on receiving high-quality information sufficiently in advance of board meetings; and
•	take into account the views of shareholders and other stakeholders where appropriate.
(f)	You will be required to exercise relevant powers under, and abide by, GW’s Articles of Association.
(g)	You will be required to exercise your powers as a director in accordance with GW’s policies and procedures.
(h)

You will disclose any direct or indirect interest which you may have in any matter being considered at a board meeting or committee meeting and, save as permitted under the Articles of Association, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest.

(i)

You will notify the Chairman immediately if you become aware of any matter which may be prejudicial to the interests of the Company, or may affect your fitness to hold office as a company director, or which may affect the fitness of any of your fellow directors (or proposed directors) to hold office as a company director.

(j)	You will immediately report to the Chairman your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or director of which you become aware.
(k)	Unless specifically authorised to do so by the Board, you will not enter into any legal or other commitment or contract on behalf of the Company.
6.	Outside interests

During your appointment you may not, without the prior approval of the Board, accept a directorship of a company or provide your services to anyone who is a competitor of the Group. The Board's agreement will not be given if such appointment or involvement would conflict with or is likely to interfere with this appointment. It is the parties understanding that the definition of a competitor shall be restricted to a project, business or activity, directly or indirectly, involving cannabinoid research. Please let the Company Secretary have a list of your current commitments for our records and keep him updated in that respect.

7.	Conflicts of interests
7.1

You are under a duty to avoid any situation in which you have, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company.  This applies in particular to the exploitation of any property, information or opportunity (regardless of whether the Company could take advantage of that property, information or opportunity).

7.2	It is nevertheless acknowledged that you may wish to have business interests other than those of the Company.
7.3

You have declared to the Board that there is no situation in which you have, or could have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company (a “Conflict Situation”).

7.4

You confirm that you will disclose to the Chairman in writing immediately upon your becoming aware of anything which might reasonably be expected to lead to a Conflict Situation or to any change in an existing Conflict Situation that has been authorised.

7.5

You confirm that you will not, and you will take reasonable steps to ensure that none of your Connected Persons will, without the prior authority of the Board, accept any other appointment or enter into any other transaction or arrangement which might reasonably be expected to lead to a Conflict Situation.  The Board is entitled, at its discretion, to give or withhold its authority for any Conflict Situation on any such terms and conditions as it may decide.

7.6	You confirm that you will comply with all terms and conditions of any authority granted to you by the Board or otherwise for any Conflict Situation.
8.	Confidentiality

You should not, during your appointment (except in the proper performance of your duties and then only to those who need to know such information) or after it has ceased (except as required by law or which has entered into the public domain other than as a result of your unauthorised disclosure), disclose to any person, company or other organisation or use otherwise than for the benefit of the Group any confidential information or trade secrets concerning its business. This includes but is not limited to:

(a)	corporate and marketing strategy, acquisition and investment proposals, business development and plans, maturing business opportunities, sales reports and research results;
(b)	business contacts, lists of customers and suppliers and details of contracts with customers and suppliers and their current or future requirements;

(c)	budgets, financial plans and management accounts, trading statements and other financial reports and information;
(d)	unpublished price sensitive information about the Group;
(e)

confidential details as to the design of the Company’s or Group’s inventions or developments relating to future products whether or not in the case of documents or other written materials whether or not marked as confidential; and

(f)	any document marked "confidential" and any information which by its nature is commercially sensitive.
9.	Compliance
(a)

You are expected to comply with the Company's Articles of Association, the City Code on Takeovers and Mergers, as applicable, relevant stock exchange rules and regulations and the Company's relevant internal codes. In particular during your appointment you will comply, and will procure, so far as you are able, that your spouse or Civil Partner and dependent children (if any) or any trust in which you or your spouse or Civil Partner may be concerned or interested as trustee or beneficiary, comply with any code of conduct relating to securities transactions by directors and specified employees adopted by the Company from time to time.

(b)

You will promptly give the Company such information as the Company or any member of the Group may require to enable it to comply with its legal and regulatory obligations whether to any securities or investment exchange or regulatory or governmental body to which any member of the Group is, from time to time, subject or howsoever arising.

10.	Return of Company property

When your appointment ends, you should, unless otherwise agreed in writing, immediately return all documents and other property belonging to any member of the Group and which may be in your possession or under your control. No copies (including electronic copies) should be retained by you or by anyone on your behalf.

11.	Data protection

Personal data

Processing of personal data and our policies

(a)	Information relating to an individual (or from which an individual may be identified) is called “personal data”.

(b)

In processing personal data, the Company is required to comply with the law on data protection. To help achieve this, data privacy policies have been adopted.  Copies may be found on our GW Connect Intranet.  You must read these and comply with them in carrying out your role.  If you are unclear how the policies apply or, more generally, what you need to do to comply with the law on data protection, speak to the Chairman in the first instance who may direct your query as appropriate.

Data protection principles

(c)

In complying with the law on data protection, the Company is required to comply with what are known as data protection principles.  In performing your role and carrying out your responsibilities, you must do your best to ensure that the Company complies with these principles.

(d)

A key element of the data protection principles is the duty to ensure that data is processed securely and protected against unauthorised or unlawful processing or loss.  Key elements include the following:

(i)You must ensure that laptops, memory sticks, phones and other mobile devices are password protected and encrypted.  You must not take such devices outside the office without encryption.  You must take care of them and keep them secure.

(ii)You must use strong passwords, changing them regularly and not sharing them with unauthorised colleagues;

(iii)You must not access other individuals’ personal data unless in the course of your work;

Data breach – and urgent notification

(e)

If you discover a data breach, you must notify the Chairman and the CIO/Chief Legal Officer immediately – and if possible, within one hour.  Depending on context, you may then need to provide further information on the circumstances of the breach.

(f)

A data breach occurs when there is destruction, loss, alteration or unauthorised disclosure of or access to personal data which is being held, stored, transmitted or processed in any way.  For example, there is a data breach if our servers are hacked or if you lose a laptop or USB stick or send an email to the wrong person by mistake.

(g)	Failure to notify a breach or to provide information as set out above will be treated seriously and disciplinary action may be taken.
(h)	Further information regarding how the Company handles data breach is available on our GW Connect Intranet site.

Why the Company processes personal data

(i)

For information on the nature of the data processed, why it is processed, the legal basis for processing and related matters, please refer to the Privacy Notice which may be found on our GW Connect Intranet site.  In summary:

(i)Personal data is processed relating to you for the purposes of the Company business including management, administrative, employment and legal purposes.

(j)

The summary above is for information only.  Consent is not, in general, relied upon as a legal basis for processing.  Agreeing the terms of this Agreement will not constitute your giving consent to the processing of your data.

(k)	The Company reserves the right to amend the policy and protocol documents referred to above from time to time.
12.	Non-compete

By countersignature of this letter and in consideration for the fees payable to you under this letter, you agree you will not (except with prior written consent of the GW Board) directly or indirectly do or attempt to, for the period of 12 months immediately after the termination of your office, to any material extent, undertake, carry on or be employed, engaged or interested in any capacity in the supply or proposed supply of Competitive Services within the Territory. For the purposes of this paragraph, "Competitive Services" means any business connected to the marketing, sales or distribution, or development or proposed development of pharmaceuticals from cannabinoids which is competitive with the Company's or GW, or GW Pharma's businesses; and "Territory" means England, Wales, Scotland and/or Northern Ireland and any other country, or, in the United States, any state, which the Company or any member of the Group is operating or planning to operate a competitive business at the end of your appointment.

13.	Rights of third parties

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

14.	Status

As a non-executive Director you are an office-holder, not an employee of the Company.  You warrant that you are not subject to any restrictions which prevent you from holding office as a director or from fulfilling any of the obligations set out in this letter.

15.	Miscellaneous
(a)	For the purpose of this letter:

the "Board" shall mean the board of directors of the Company as constituted from time to time;

"Civil Partner" means a civil partner as defined by the Civil Partnership Act 2004;

“Connected Person” means any person connected with a director as defined in section 252 Companies Act 2006; and

the "Group" means any of the following from time to time: the Company, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Company and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Company, where "holding company", "parent undertaking", "subsidiary" and "subsidiary undertaking" have the meanings given to them in the Companies Act 2006.

(b)

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the law of England and Wales.  You and the Company irrevocably agree that the courts of England and Wales will have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

(c)

This letter constitutes the entire terms and conditions of your appointment.  No variation or addition to this letter and no waiver of any provision of it will be valid unless in writing and signed by or on behalf of both parties.  You agree that you will have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this letter and you will not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

(d)	No variation or modification of this letter will be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

I would ask you to countersign the enclosed copy of this letter to confirm the basis of your appointment with the Company and to show acceptance of the terms of this letter by executing it as a deed.

I look forward to working with you to the general benefit of our shareholders.

Yours sincerely

/s/ Geoffrey Guy

Geoffrey Guy

Chairman, GW Pharmaceuticals plc